News Release

For Immediate Release

OccuLogix Enters Into Definitive Agreement to Acquire SOLX

TORONTO, ON—August 1, 2006— OccuLogix, Inc. (NASDAQ: RHEO; TSX: RHE) today announced that it has signed a definitive merger agreement to acquire SOLX, Inc. (“SOLX”) pursuant to the Company’s previously announced diversification plans focusing on age-related eye diseases. Based at the world renowned Boston University Photonics Center in Boston, Massachusetts, SOLX is a privately held company developing novel approaches to the treatment of glaucoma.

SOLX has developed the DeepLight® Glaucoma Treatment system, a next generation treatment platform that has the potential to change the current approach to glaucoma therapy. The system includes the DeepLight® 790 Titanium Sapphire Laser (“DeepLight® 790”) and the DeepLight® Gold Micro-Shunt (“Deeplight® GMS™”), which can be used separately or together to provide patients with multiple options for intraocular pressure (“IOP”) reduction.

The DeepLight® 790 has been shown to provide deeper tissue penetration than other lasers currently used in trabeculoplasty without causing damage to the trabecular meshwork. The DeepLight® GMS™ is a 24-karat gold ultra-thin implant that is approximately 2.5 mm wide, 5 mm long and one-third the thickness of a human hair. Unlike other glaucoma drainage devices, it is not a tube but, rather, is a flat plate designed for implantation through a single micro-incision. It contains numerous micro-tubular channels that bridge the anterior chamber and the suprachoroidal space, maximizing uveoscleral outflow to reduce IOP. The DeepLight® GMS™ rests permanently in the suprachoroidal space and cannot be felt by the patient. It is also biocompatible, physically inert and has been shown to eliminate the formation of scar tissue.

“The DeepLight® GMS™ is the first 24-karat gold implant that uses the eye’s natural pressure differential to reduce IOP without a bleb,” said Gabriel Simon, M.D., Ph.D., Director of Ophthalmic Research at the Boston University Photonics Center and Research Professor of Biomedical Engineering at Boston University.

The DeepLight® 790 and the DeepLight® GMS™ received Europe’s CE approval in December 2004 and October 2005, respectively. SOLX is currently conducting randomized, multi-center studies of its DeepLight® 790 and DeepLight® GMS™ in the United States.

Under the terms of the agreement, OccuLogix will be acquiring SOLX by way of a merger of SOLX and a newly incorporated, wholly owned subsidiary of OccuLogix. The transaction will be subject to customary closing conditions, including approval by the Toronto Stock Exchange. OccuLogix will provide SOLX with a $240,000 bridge loan and currently expects the transaction to be completed within the next 31 days. At the closing, OccuLogix will issue 8.4 million shares of its common stock and pay $7 million in cash. OccuLogix will make additional payments of $3 million and $5 million in cash on the first and second anniversaries of the closing, respectively. Finally, if SOLX receives final U.S. Food and Drug Administration approval for the marketing and sale of the DeepLight® GMS™ on or prior to December 31, 2007, OccuLogix will pay an additional $5 million.

Elias Vamvakas, OccuLogix’s Chairman and CEO, commented, “While we continue to believe that the RHEO™ procedure for dry age-related macular degeneration represents a tremendous opportunity given the size of the patient population and the lack of treatment alternatives, we are also very excited about the expansion of our focus to include the treatment of other age-related eye diseases like glaucoma. SOLX’s innovative medical device approach provides physicians with new tools to treat glaucoma without the side effects, compliance, and cost problems associated with other current treatments. We are very confident in its regulatory and, ultimately, commercial success.”

Doug Adams, SOLX’s President and CEO, commented, “We believe the DeepLight® GMS™ is the most significant advancement in surgical IOP reduction in 30 years. The DeepLight® GMS™ provides surgeons with a new level of safety and predictability in the control of patients’ IOP without a bleb or bleb-related complications. The OccuLogix RHEO™ System and the SOLX DeepLight® Glaucoma Treatment System can re-define the way physicians treat age-related eye diseases.”

About Glaucoma

Glaucoma is a group of age-related eye diseases in which damage to the optic nerve results in loss of eyesight. At first, peripheral vision is lost. If glaucoma is not treated, vision loss may continue, leading to total blindness over time. Worldwide, it is estimated that approximately 67 million people have visual impairment from glaucoma, with 6.7 million suffering from blindness. In the United States, approximately 2.2 million people age 40 and older have glaucoma, and of these, as many as 120,000 are blind due to the disease. The number of Americans with glaucoma is estimated to increase to 3.3 million by the year 2020.

About OccuLogix, Inc.

OccuLogix is a health care company that brings innovative and evidenced-based medical therapies to market. OccuLogix's common shares trade on the NASDAQ National Market under the symbol 'RHEO' and on the Toronto Stock Exchange under the symbol 'RHE'. Visit us on the internet at www.occulogix.com (corporate) and www.rheo.com (healthcare professionals, patients and caregivers).

About SOLX, Inc.

Based at the Boston University Photonics Center in Boston, Massachusetts, SOLX is a privately held company developing new approaches to glaucoma treatment. SOLX’s DeepLight® Glaucoma Treatment System is being developed to provide physicians with new tools to reduce intraocular pressure in glaucoma sufferers through its DeepLight® 790 Titanium Sapphire Laser and DeepLight® Gold Micro-Shunt (GMS™). More information can be found online at www.SOLX.com (corporate) and www.deeplightsystem.com (healthcare professionals, patients and caregivers).

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian regulatory authorities, including our Registration Statement on Form S-1. We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com